Exhibit 21.1

Subsidiaries

Name	Jurisdiction of Organization

Lifeboat Distribution, Inc.	Delaware
Programmer's Paradise, Inc.	Delaware
Programmers Paradise	Canada
TechXtend, Inc.	Delaware

F-26